Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2009 Third Quarter Results
BROOMFIELD, Colo. - June 4, 2009 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the third quarter of fiscal 2009 ended April 30, 2009.

Third Quarter, Year-To-Date and Advance Season Pass Sales Highlights
•
Resort Reported EBITDA, which includes the Company’s Mountain and Lodging segments, of $139.7 million in the third fiscal quarter decreased $37.0 million, or 20.9%, from the prior year third fiscal quarter.  Through nine months, Resort Reported EBITDA of $206.5 million decreased $51.3 million, or 19.9%, from the prior year period.

•
Net income of $61.6 million in the third fiscal quarter decreased $25.7 million, or 29.4%, from the prior year third fiscal quarter.  Through nine months, net income of $87.7 million decreased $26.4 million, or 23.1%, from the prior year period.

•
Net Debt leverage ratio of 1.25 times trailing twelve months Total Reported EBITDA, $170.5 million of cash and cash equivalents on hand as of April 30, 2009, and no revolver borrowings under the Company’s $400 million senior credit facility.

•
Advance season pass sales for the 2009/2010 ski season, including the Epic Season Pass, for the spring pass sales period through May 31, 2009, increased over the comparable spring pass sales period for the 2008/2009 season, up approximately 37% in units.

Commenting on our third quarter results, Rob Katz, Chief Executive Officer said, “Our third quarter Resort results, which encompass the second half of the 2008/2009 ski season, were impacted by the continued severe downturn in the economy, driving lower destination visitation in the quarter.  However, despite the worsening economic environment over the course of the 2008/2009 ski season, the Company’s Mountain segment metrics remained relatively consistent over the entire ski season, with total skier visits down 5.3% for the season and total lift ticket revenue down 8.4%, consistent with those metrics reported on a season to date basis at various points throughout the ski season.  The decrease in overall visitation was partially mitigated by growth in visits from season pass holders, due to an increase in the number of passes sold and an increase in pass usage during the season.  The number of season passes sold for the 2008/2009 ski season was 12.2% greater than the number of passes sold for the 2007/2008 ski season and combined with an 8.3% increase in effective pass price, drove a 21.8% increase in season pass revenue.  Season pass revenue as a percent of total lift ticket revenue grew from 26% for the 2007/2008 ski season to 34% for the 2008/2009 ski season.   Our ancillary business revenue lines, including ski school, dining and retail/rental, experienced even greater percentage declines than our lift ticket revenue variance due to the combination of lower destination visitation and lower average guest spend during their stay.  Our Lodging segment continued to experience a much closer booking window and a deterioration in metrics with lower average daily rate (“ADR”), revenue per available room (“RevPAR”) and occupancy driven by the lower destination visitation at our mountain resorts with guests also spending less on average per stay.  We were able to achieve reduced operating expenses, including from our previously announced cost savings initiatives, but our Resort Reported EBITDA margin declined as cost reductions could not offset the revenue declines.  Our Real Estate segment results reflect the timing of closings and mix of units sold, including the current year third quarter closing of the final Arrabelle unit compared to 17 Arrabelle units closing in the prior year quarter.  Our balance sheet position remained strong with Net Debt leverage at only 1.25 times trailing twelve months Total Reported EBITDA, no borrowings under our revolver and virtually no principal maturities due on any of our debt through fiscal 2013.”

Mountain Segment
•	Mountain segment revenue was $279.2 million in the third quarter of fiscal 2009 compared to $325.7 million in the third quarter of fiscal 2008, a decline of 14.3%.

•	Mountain Reported EBITDA was $133.8 million in the third quarter of fiscal 2009 compared to $168.6 million in the third quarter of fiscal 2008, a decline of 20.7%.

Lift ticket revenue in the current year third fiscal quarter decreased $18.4 million, or 11.0%, from the prior year third fiscal quarter due primarily to a 22.3% decrease in visits excluding season pass holders, driving a 21.0% decrease in lift revenue excluding season pass revenue, partially offset by a 26.0% increase in season pass revenue and a 1.6% increase in effective ticket price excluding season passes.  A portion of the decline in lift revenue excluding season pass revenue was caused by a shift in destination guests purchasing the Epic Season Pass instead of other lift ticket products, with the increase in season pass visits causing the overall decline in effective ticket price of 2.2% for the quarter.  Season pass holders skied more on average in the 2008/2009 ski season per pass using the season pass on average 10.6 times compared to 9.7 times per season pass in the prior season.  The mix of destination to in-state guest visits for the 2008/2009 ski season was approximately 57% to 43%, respectively, in the current season compared to approximately 63% to 37%, respectively, in the prior ski season.  Total skier visits in the third quarter of fiscal 2009 decreased 7.2% at the Company’s four Colorado resorts and total skier visits including Heavenly decreased 9.0%, primarily as a result of decreased visitation from destination guests.  Mountain segment lift ticket revenue and to a larger degree visitation were also unfavorably impacted in the current year third quarter by the timing of the beginning of the current year quarter compared to the prior year (the current year third quarter began on a Sunday versus the prior year third quarter, which began on a Friday).  This timing shift reverses an earlier timing shift, which benefited the current year second quarter.  Adjusting for the timing of the quarter, the declines in the third quarter would have been more consistent with the declines experienced for the entire 2008/2009 ski season compared to the prior year.
Revenues for the Company's ancillary business, ski school, dining and retail/rental operations, were all negatively impacted by the severe downturn in the economic environment and a decrease in destination guest visitation and overall spending per guest.  For the third quarter of fiscal 2009 compared to the prior year third quarter, ski school revenue decreased $9.9 million, or 21.3%, primarily driven by the decrease in destination guests.  Dining revenue decreased $6.1 million, or 20.1%, due to an approximately 15% decrease in the number of total on-mountain food and beverage transactions, coupled with an even greater decline in fine dining.  Retail/rental revenue decreased $11.3 million, or 19.0%, primarily due to lower sales and rental volumes at the Company’s mountain resort stores.  Other revenue was favorably impacted by club operations (which increased $1.2 million) due to the November 2008 opening of the Vail Mountain Club, which partially offset other revenue declines.
For the third quarter of fiscal 2009 compared to the prior year third quarter, Mountain segment operating expenses decreased $12.8 million, or 8.1%.  Excluding retail/rental expense (which has a high variable cost component and therefore decreased in relation to the retail/rental revenue, with retail/rental revenue down 19.0% and retail/rental expense down 13.1%), operating expense decreased $7.4 million, or 6.4%, for the three months ended April 30, 2009 compared to the three months ended April 30, 2008, which was primarily attributable to lower variable costs related to lower revenue, including Forest Service fees, other resort related fees and credit card fees (which decreased $2.0 million, or 11.2%); lower labor and labor-related benefit costs including lower ski school labor expense due to lower ski school revenue (which decreased $5.1 million, or 10.5%) and other operating expenses including SG&A (which decreased $0.3 million or 0.7%).  Additionally, Mountain segment operating expenses were also favorably impacted by a cost savings plan implemented in the second quarter ended January 31, 2009, and a company-wide wage reduction plan implemented in April of the third quarter ended April 30, 2009.  The decreases in operating expenses were not enough to offset the declines in segment revenues resulting in lower flow through of revenue to Mountain Reported EBITDA of approximately 4 percentage points for the three months ended April 30, 2009, compared to the same period in the prior year.

Lodging Segment
•
Lodging segment revenue was $44.9 million in the third quarter of fiscal 2009 compared to $43.6 million in the third quarter of fiscal 2008, an increase of 3.0%, primarily due to the acquisition of Colorado Mountain Express (“CME”) on November 1, 2008.  Excluding the impact of CME, Lodging segment revenue would have decreased $6.9 million, or 15.9%.

•	Third quarter ADR decreased 7.1% and RevPAR decreased 18.6% at the Company’s owned hotels and managed condominiums, compared to the prior year third quarter.

•
Lodging Reported EBITDA was $5.9 million in the third quarter of fiscal 2009 compared to $8.1 million in the third quarter of fiscal 2008, a decline of 26.9%.  The current year third quarter Lodging segment results included $8.2 million of revenue and $4.9 million of operating expense from CME.

During the third quarter of fiscal 2009, the Lodging segment results were impacted by similar trends realized by the Mountain segment, including the decline in destination visitation at our mountain resorts.  Due to the overall current economic weakness, the Lodging segment offered promotions and packages to attract skiers to the mountains, driving the 7.1% ADR decline in an effort to improve occupancy, which was down 7.0 percentage points.  The overall RevPAR decrease resulted in a room revenue decrease of $4.4 million, primarily due to a decline in destination visitation.  The Lodging segment implemented a reduced cost structure to partially offset the revenue decline.  Overall, the Lodging segment continued to experience significantly less visibility with a much shorter booking window in both peak and non-peak periods.
In addition, the third quarter of fiscal 2009 included a full quarter of operations from CME, which was acquired on November 1, 2008.  Lodging segment revenue, excluding CME, decreased 15.9% for the third quarter.  Excluding the impact of CME, operating expenses would have decreased $1.5 million, or 4.1%, for the three months ended April 30, 2009, compared to the three months ended April 30, 2008, which was attributable to the decline in revenue (excluding CME), other variable expenses associated with occupancy and a reduced cost structure from savings plan initiatives.

Resort – Combination of Mountain and Lodging Segments
•	Resort revenue was $324.1 million in the third quarter of fiscal 2009 compared to $369.3 million in the third quarter of fiscal 2008, a decline of 12.2%.

•	Resort Reported EBITDA was $139.7 million in the third quarter of fiscal 2009 compared to $176.7 million in the third quarter of fiscal 2008, a decline of 20.9%.

Real Estate Segment
•	Real estate revenue was $9.4 million in the third quarter of fiscal 2009 compared to $54.5 million in the third quarter of fiscal 2008.

•	Real Estate Reported EBITDA was a negative $4.7 million in the third quarter of fiscal 2009 compared to a positive $0.9 million in the third quarter of fiscal 2008.

In the third quarter of fiscal 2009, Real Estate revenue was primarily comprised of the closing of one condominium unit at The Arrabelle for $9.0 million of revenue with an average price per square foot of $1,708, while the prior year included the closings of 17 Arrabelle units.  Subsequent to the end of the third quarter of fiscal 2009 in May 2009, the Company closed on the final Lodge at Vail Chalet for $20.2 million of revenue, which will be reflected in our 2009 fiscal fourth quarter.

Total Performance
•	Total revenue was $333.5 million in the third quarter of fiscal 2009 compared to $423.8 million in the third quarter of fiscal 2008, a decline of 21.3%.

•
Net income was $61.6 million, or $1.68 per diluted share, in the third quarter of fiscal 2009 compared to net income of $87.3 million, or $2.24 per diluted share, in the third quarter of fiscal 2008.  For the nine months, net income was $87.7 million, or $2.39 per diluted share, in the fiscal 2009 period compared to net income of $114.0 million, or $2.91 per diluted share, in the fiscal 2008 period.  In addition, included in the nine month net income results in the prior year was the receipt of the final cash settlement from Cheeca Holdings, LLC of which $11.9 million (net of final attorney’s fees and on a pre-tax basis) was included in contract dispute credit, net.

Balance Sheet
At April 30, 2009, the Company had cash and cash equivalents on hand of $170.5 million, Net Debt of 1.25 times trailing twelve months Total Reported EBITDA and a $400 million senior credit facility, which matures in 2012, with no revolver borrowings under the facility, currently priced at LIBOR plus 50 basis points.  The Company has approximately $2.9 million of principal maturities due in total through fiscal 2013.

Stock Repurchase Program
The Company did not repurchase any shares of common stock during the three months ended April 30, 2009.  Since inception of this stock repurchase plan through April 30, 2009, the Company has repurchased 3,600,235 shares at a cost of approximately $140.3 million.  As of April 30, 2009, 2,399,765 shares remained available for repurchase under the existing repurchase authorization.   The purchases under this program are reviewed by the Company’s Board quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Outlook
Commenting on the Company’s 2009/2010 season pass sales, Katz said, “We are extremely pleased with the significant increase in our advance spring period pass sales for our upcoming 2009/2010 ski season, compared to the comparable period of the prior year, giving us strong early momentum for the 2010 fiscal year, especially considering that the economic environment has significantly deteriorated since last year’s comparable spring season pass selling period.  The Company’s ability to lock-in a greater portion of its lift ticket revenue before the start of the ski season was certainly a factor in mitigating some of the impacts of the weakening economy on our fiscal 2009 results.  Through the end of our spring season pass sales on May 31, 2009, our total season pass sales to date for the upcoming 2009/2010 season have increased approximately 39% in sales dollars and approximately 37% in units, over the same period last year, with the prior year spring selling period representing approximately 30% of the total passes sold for the 2008/2009 season.  In particular, we saw increases in each of our major season pass products, with the largest increase coming from sales of Epic Season Passes.  While this is clearly very strong pre-season performance, it is too early to discern the extent to which this trend will continue, and what the ultimate level of incremental new season pass purchases will be, as opposed to what portion of the increase represents guests making their purchases earlier in the selling period.”
Commenting on the fiscal 2009 guidance, Katz continued, “Navigating through the deteriorating economic environment, we have stayed true to our mission of offering our guests a truly exceptional experience, while delivering solid operational performance given the challenging economic climate and maintaining a strong balance sheet that positions us well for the future.  Given our performance in fiscal 2009 to date and our outlook for the fourth quarter, we are reaffirming the guidance range issued in early March 2009.  Incorporated in our guidance is a decline in Resort EBITDA for the fourth quarter of fiscal 2009 over the prior year quarter due in part to some one-time prior year favorable expense credits, which are not expected to reoccur in the fourth quarter of fiscal 2009, as well as lower expected lodging related revenue (including group business), mountain equity investment income and mountain summer operations for this year’s fourth quarter compared to the prior year fourth quarter, due to the worsened economic environment on a comparative basis.”
The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2009, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income guidance for fiscal 2009, previously issued on March 11, 2009.

	Current Fiscal 2009 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2009
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$152,000	$162,000
Lodging Reported EBITDA (2)	9,000	15,000
Resort Reported EBITDA (3)	164,000	174,000
Real Estate Reported EBITDA (4)	40,000	44,000
Total Reported EBITDA	204,000	218,000
Depreciation and amortization	(108,000)	(106,000)
Loss on disposal of fixed assets, net	(1,100)	(1,000)
Investment income	1,800	1,900
Interest expense, net	(28,400)	(26,900)
Minority interest in income of consolidated subsidiaries, net	(800)	(2,000)
Income before provision for income taxes	67,500	84,000
Provision for income taxes	(26,500)	(33,000)
Net income	$41,000	$51,000

(1)	Mountain Reported EBITDA includes approximately $4 million of stock-based compensation.

(2)	Lodging Reported EBITDA guidance includes approximately $2 million of stock-based compensation and includes CME contribution of approximately $5 million.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.

Earnings Conference Call
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to:  sustained downturn in general economic conditions, including adverse effects on the overall travel and leisure related  industries; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; adverse changes in real estate markets; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	April 30,
	2009	2008
Net revenue:
Mountain	$279,180	$325,726
Lodging	44,896	43,590
Real estate	9,407	54,474
Total net revenue	333,483	423,790
Segment operating expense:
Mountain	144,998	157,807
Lodging	38,988	35,513
Real estate	14,129	53,562
Total segment operating expense	198,115	246,882
Other operating (expense) income:
Depreciation and amortization	(27,582)	(25,471)
(Loss) gain on disposal of fixed assets, net	(206)	24
Income from operations	107,580	151,461
Mountain equity investment (loss) income, net	(410)	698
Investment income	449	2,459
Interest expense, net	(6,490)	(8,441)
Minority interest in income of consolidated subsidiaries, net	(2,753)	(4,621)
Income before provision for income taxes	98,376	141,556
Provision for income taxes	(36,737)	(54,215)
Net income	$61,639	$87,341

Per share amounts:
Basic net income per share	$1.69	$2.26
Diluted net income per share	$1.68	$2.24

Weighted average shares outstanding:
Basic	36,574	38,655
Diluted	36,673	38,929

Other Data:
Mountain Reported EBITDA	$133,772	$168,617
Lodging Reported EBITDA	$5,908	$8,077
Resort Reported EBITDA	$139,680	$176,694
Real Estate Reported EBITDA	$(4,722)	$912
Total Reported EBITDA	$134,958	$177,606

Mountain stock-based compensation	$1,090	$955
Lodging stock-based compensation	$471	$341
Resort stock-based compensation	$1,561	$1,296
Real Estate stock-based compensation	$996	$849
Total stock-based compensation	$2,557	$2,145

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	April 30,
	2009	2008
Net revenue:
Mountain	$578,447	$647,984
Lodging	131,299	121,734
Real estate	165,314	111,978
Total net revenue	875,060	881,696
Segment operating expense:
Mountain	382,409	401,942
Lodging	122,583	113,530
Real estate	125,014	104,885
Total segment operating expense	630,006	620,357
Other operating (expense) income:
Depreciation and amortization	(80,098)	(69,854)
Gain on sale of real property	--	709
Loss on disposal of fixed assets, net	(808)	(367)
Income from operations	164,148	191,827
Mountain equity investment income, net	1,766	3,592
Investment income	1,428	7,697
Interest expense, net	(21,732)	(23,620)
Contract dispute credit, net	--	11,920
Minority interest in income of consolidated subsidiaries, net	(4,190)	(7,468)
Income before provision for income taxes	141,420	183,948
Provision for income taxes	(53,740)	(69,901)
Net income	$87,680	$114,047

Per share amounts:
Basic net income per share	$2.39	$2.94
Diluted net income per share	$2.39	$2.91

Weighted average shares outstanding:
Basic	36,624	38,809
Diluted	36,752	39,136

Other Data:
Mountain Reported EBITDA	$197,804	$249,634
Lodging Reported EBITDA	$8,716	$8,204
Resort Reported EBITDA	$206,520	$257,838
Real Estate Reported EBITDA	$40,300	$7,802
Total Reported EBITDA	$246,820	$265,640

Mountain stock-based compensation	$3,411	$2,849
Lodging stock-based compensation	$1,372	$940
Resort stock-based compensation	$4,783	$3,789
Real Estate stock-based compensation	$3,015	$2,256
Total stock-based compensation	$7,798	$6,045

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Nine Months Ended		Percentage
	April 30,		Increase		April 30,		Increase
	2009	2008	(Decrease)		2009	2008	(Decrease)
Business Line
Lift tickets	$149,384	$167,793	(11.0	) %	$276,542	$301,791	(8.4	) %
Ski school	36,374	46,229	(21.3	) %	65,336	81,384	(19.7	) %
Dining	24,246	30,344	(20.1	) %	48,456	58,002	(16.5	) %
Retail/rental	48,214	59,533	(19.0	) %	129,878	149,844	(13.3	) %
Other	20,962	21,827	(4.0	) %	58,235	56,963	2.2%
Total Mountain Revenue	$279,180	$325,726	(14.3	) %	$578,447	$647,984	(10.7	) %

Total Lodging Revenue	$44,896	$43,590	3.0%		$131,299	$121,734	7.9%

Total Resort Revenue	$324,076	$369,316	(12.2	) %	$709,746	$769,718	(7.8	) %

	Three Months Ended		Percentage		Nine Months Ended		Percentage
	April 30,		Increase		April 30,		Increase
	2009	2008	(Decrease)		2009	2008	(Decrease)
Skier Visits
Vail	881	890	(1.0	) %	1,622	1,570	3.3%
Breckenridge	798	887	(10.0	) %	1,528	1,630	(6.3	) %
Beaver Creek	500	516	(3.1	) %	931	918	1.4%
Keystone	466	558	(16.5	) %	981	1,129	(13.1	) %
Heavenly	441	540	(18.3	) %	802	943	(15.0	) %
Total Skier Visits	3,086	3,391	(9.0	) %	5,864	6,190	(5.3	) %

Effective Ticket Price	$48.41	$49.48	(2.2	) %	$47.16	$48.75	(3.3	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2009	2008
Real estate held for sale and investment	$276,952	$394,008
Total stockholders' equity	$808,540	$796,168

Long-term debt	$491,668	$575,275
Long-term debt due within one year	350	74,192
Total debt	492,018	649,467
Less: cash and cash equivalents	170,537	304,133
Net debt	$321,481	$345,334

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and nine months ended April 30, 2009 and 2008.
	(In thousands)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Mountain Reported EBITDA	$133,772	$168,617	$197,804	$249,634
Lodging Reported EBITDA	5,908	8,077	8,716	8,204
Resort Reported EBITDA*	139,680	176,694	206,520	257,838
Real Estate Reported EBITDA	(4,722)	912	40,300	7,802
Total Reported EBITDA	134,958	177,606	246,820	265,640
Depreciation and amortization	(27,582)	(25,471)	(80,098)	(69,854)
(Loss) gain on disposal of fixed assets, net	(206)	24	(808)	(367)
Investment income	449	2,459	1,428	7,697
Interest expense, net	(6,490)	(8,441)	(21,732)	(23,620)
Contract dispute credit, net	--	--	--	11,920
Minority interest in income of consolidated subsidiaries, net	(2,753)	(4,621)	(4,190)	(7,468)
Income before provision for income taxes	98,376	141,556	141,420	183,948
Provision for income taxes	(36,737)	(54,215)	(53,740)	(69,901)
Net income	$61,639	$87,341	$87,680	$114,047
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income for the Company calculated in accordance with GAAP for the twelve months ended April 30, 2009.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2009.

(In thousands)
Twelve
Months Ended
April 30,
2009
Mountain Reported EBITDA	$168,731
Lodging Reported EBITDA	10,737
Resort Reported EBITDA*	179,468
Real Estate Reported EBITDA	78,435
Total Reported EBITDA	257,903
Depreciation and amortization	(104,038)
Loss on disposal of fixed assets, net	(1,975)
Investment income	2,016
Interest expense, net	(28,779)
Minority interest in income of consolidated subsidiaries, net	(1,642)
Income before provision for income taxes	123,485
Provision for income taxes	(46,925)
Net income	$76,560
* Resort represents the sum of Mountain and Lodging

(In thousands)
As of
April 30,
2009
Long-term debt	$491,668
Long-term debt due within one year	350
Total debt	492,018
Less: cash and cash equivalents	170,537
Net debt	$321,481

Net debt to Total Reported EBITDA	1.25